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Approval of Amendment to Rule 18f-3 Plan to include Hamilton
------------------------------------------------------------
Classic Class of BNY Hamilton Treasury Money Fund
-------------------------------------------------

         WHEREAS, the BNY Hamilton Funds, Inc. (the "Funds") desire to amend the existing written plan (the "18f-3 Plan") of the Funds adopted under Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") to include the Hamilton Classic class of shares of BNY Hamilton Treasury Money Fund; and

         WHEREAS, the Directors of the Funds, including a majority of those Directors who are not interested persons of the Funds (as defined in the 1940
Act) and who have no direct or indirect financial interest in the operation of the 18f-3 Plan (the "Non-Interested Directors"), have determined that amending the 18f-3 Plan to include the Hamilton Classic class of shares of BNY Hamilton Treasury Money Fund is in the best interests of each class individually and the Funds as a whole;

         IT IS THEREFORE:

         RESOLVED, that the Amendment to the Plan, as it has been deemed by the Non-Interested Directors to be in the best interests of each class individually and the Funds as a whole, be and hereby is, approved in the form presented to this meeting; and

         FURTHER RESOLVED, that the officers of the Funds be, and they hereby are, authorized to take such actions that are necessary or appropriate in order to effectuate the aforesaid.


Proposed for action by the "Non-Interested" Directors voting alone and then by the entire Board.


                               *   *   *

Approval of Proposed Shareholder Servicing Plan for Hamilton
------------------------------------------------------------
Classic Class of BNY Hamilton Treasury Money Fund
-------------------------------------------------

         RESOLVED, that the Shareholder Servicing Plan (the "Servicing Plan") for the Hamilton Classic class of shares of BNY Hamilton Treasury Money Fund (the "Fund") be, and the same hereby is, approved in substantially the form presented and discussed at this meeting with such other changes as counsel to BNY Hamilton Funds, Inc. (the "Corporation") may deem necessary or advisable, after consideration of all factors deemed relevant by the Board in the exercise of its reasonable business judgment and in light of its fiduciary duties under state law and Section 36(a) and (b) of the Investment Company Act of 1940 (the "1940 Act") including, but not limited to:


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         (1) the information provided to the Board by BNY Hamilton
Distributors, Inc.,
the Fund's administrator and distributor, at this meeting,

         (2) the purposes for which the Servicing Plan was created and the degree to which the Servicing Plan addresses these purposes;

         (3) the nature, amount and purpose of the payments that are proposed to be made under the Servicing Plan; and

         (4) the protections afforded by the Servicing Plan to the Fund and the Hamilton Classic class of Fund shareholders;

         FURTHER RESOLVED, that the Board, including the Directors of the Corporation who are not "interested persons" of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Servicing Plan (the "Independent Directors"), hereby determines, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Servicing Plan will benefit the Fund and the Hamilton Classic class of Fund shareholders;

         FURTHER RESOLVED, that the shareholder servicing arrangements and compensation payable under the Servicing Plan are determined (i) in good faith, based on the information provided, to be competitive with compensation offered in the industry, and (ii) to be fair and reasonable in light of such matters as the Directors have considered relevant in the exercise of their reasonable business judgment;

         FURTHER RESOLVED, that the form of Shareholder Servicing Agreement presented and discussed at this meeting be, and the same hereby is, approved to be used pursuant to the Servicing Plan, with such changes as counsel to the Corporation may deem necessary or advisable;

         FURTHER RESOLVED, that, upon recommendation of the Corporation's administrator and distributor, BNY Hamilton Distributors, Inc., any officer of the Corporation be, and he or she hereby is, authorized to execute and deliver Shareholder Servicing Agreements, in substantially the form presented to this meeting, on behalf of the Fund, with securities dealers and other industry professionals ("Service Organizations") with respect to the provision of shareholder administrative support services to their customers who own of record or beneficially the Fund's Hamilton Classic shares in consideration for the Fund's payment of a fee, computed daily and payable monthly, at an annual rate of up to .25% of the daily net asset value of shares of the Hamilton Classic class owned of record or beneficially by such customers;


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         FURTHER RESOLVED, that the Corporation be, and it hereby is, authorized to enter into Shareholder Servicing Agreements with Service Organizations that may be affiliated with the Corporation's investment adviser or administrator and that the Board and the Independent Directors hereby determine that:

         (1) such Agreements are in the best interest of the Fund and its shareholders;

         (2) the services to be performed pursuant to such Fund's Agreements are required for the Fund's operations;

         (3) such Service Organizations can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

         (4) the fees for such services are fair and reasonable in light of the usual and customary charges of others for services of the same nature and quality; and

         FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to enter into Shareholder Servicing Agreements, and to take such other actions as may be necessary or desirable and proper to effectuate the provisions of the Servicing Plan and the intent of the foregoing resolutions.


                             *   *   *

Approval of Issue and Sale of Shares of Hamilton
------------------------------------------------
Classic Class of BNY Hamilton Treasury Money Fund
-------------------------------------------------

         RESOLVED, that the Funds' issuance and sale of ________________ shares of common stock, par value of $.001 per share, of the Hamilton Classic class of the BNY Hamilton Treasury Money Fund series to BISYS Fund Services at a price per share of $1.00 is hereby approved, ratified and confirmed in all respects.



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